Exhibit 10.13
THE KEITH COMPANIES, INC.
SUMMARY DESCRIPTION OF 2005 DISCRETIONARY CASH BONUS PLAN
      On March 4, 2005, the Compensation Committee adopted a discretionary cash bonus plan. Executive officers are eligible to participate in the discretionary bonus plan. Under the discretionary plan, the Compensation Committee may award annual cash bonuses to executive officers if the Company meets or exceeds a financial performance target established by the Compensation Committee with respect to any year. At its meeting on March 4, 2005, the Compensation Committee established a performance target for 2005 based on income from operations (after taking into account any amounts paid under the discretionary bonus plan for the year). Whether any bonus is awarded, and the amount of any bonus awarded, is at the discretion of the Compensation Committee once the Company has met or exceeded its financial performance target.